news	UNIT CORPORATION
7130 South Lewis Avenue, Suite 1000, Tulsa, Oklahoma 74136
Telephone 918 493-7700, Fax 918 493-7714

Contact:	David T. Merrill
Chief Financial Officer
and Treasurer
(918) 493-7700
www.unitcorp.com

For Immediate Release…
July 26, 2006

UNIT CORPORATION REPORTS 2006 SECOND QUARTER RESULTS
Revenue Up 48% and Net Income Rises 89%; Net Cash From Operations Up 82%

Tulsa, Oklahoma . . . Unit Corporation (NYSE - UNT) announced today its financial and operational results for the second quarter and first six months of 2006. Net income for the second quarter of 2006 was $74.8 million, or $1.61 per diluted share, on company-record second quarter revenues of $280.3 million, compared with net income of $39.6 million, or $0.86 per diluted share, on revenues of $189.9 million for the second quarter of 2005.

For the six month period, Unit reported net income of $149.7 million, or $3.23 per diluted share, on record revenues for the period of $563.2 million, compared to 2005’s six month net income of $70.3 million, or $1.53 per diluted share, on revenues of $361.4 million. Increased oil and natural gas production, higher commodity prices, an increased number of drilling rigs operating and higher dayrates produced record results for the first half of the year.

Larry Pinkston, Unit Corporation’s Chief Executive Officer and President said: “Although we are pleased with the second quarter results and the setting of several new benchmarks, we remain committed to managing our assets to deliver improved results in an extremely volatile oil and gas commodity market. Drilling rig dayrates were up 9% from the first quarter of 2006, and as we enter the third quarter, dayrates continue to increase as we meet our drilling customers’ diversified, technical requirements. As these dayrates increase, we are keeping our rigs at near 100% utilization, an accomplishment of which we are proud.”

Pinkston continued: “Through our internal drilling program and selected acquisitions, we believe our exploration and production segment is on track to achieve record annual production which we estimate to range between 50.8 Bcfe and 52.8 Bcfe, a rise of 25% to 30% from 2005’s annual production of 40.6 Bcfe. The recent softening in natural gas prices has not deterred us from drilling out our 235 well program. On the gas gathering and processing front, our wholly owned subsidiary, Superior Pipeline, is rapidly expanding its asset base and is expected to increase its annual throughput volumes by 70% in 2006.”

CONTRACT DRILLING RESULTS
Contract drilling rig rates for the second quarter averaged $18,588 per day, up 65% from the comparable quarter of 2005. Operating margins for the quarter reached an all-time record averaging $10,182 per day (before elimination of intercompany drilling rig profit of $5.4 million) as compared to $4,724 per day (before elimination of intercompany drilling rig profit of $1.6 million) for 2005, an increase of 116%. Unit’s current dayrates average $19,475 per day, or $887 per day higher than its 2006 second quarter average. Contract drilling revenues increased 66% between the comparative second quarters to $175.9 million, primarily due to increases in dayrates and the number of working drilling rigs. Average drilling rig utilization was 110.3 drilling rigs in the second quarter of 2006, up 10% from 2005’s second quarter rate of 100.3 drilling rigs. Currently, Unit has 115 operational drilling rigs of which 114 are under contract. Unit’s 113th through 115th drilling rigs were completed and placed into service during the second quarter. Unit is in the process of adding four additional drilling rigs to its fleet. The 116th rig is expected to be placed into service during the third quarter, the 117th and 118th drilling rigs should be placed into service during the first part of November and the 119th drilling rig is expected to be placed into service the first part of December. Unit has two additional drilling rigs that will be constructed and due to delays with the manufacturer will not be available for service until the first quarter of 2007. The rigs that are yet to be placed into service are all 1500 horsepower SCR drilling rigs, except for one 750 horsepower SCR drilling rig.

The following table illustrates Unit’s rig count at the end of each period and utilization strength during each period:

	2nd Qtr 06	1st Qtr 06	4th Qtr 05	3rd Qtr 05	2nd Qtr 05	1st Qtr 05	4th Qtr 04	3rd Qtr 04	2nd Qtr 04	1st Qtr 04
Rigs	115	111	112	111	103	102	100	100	89	88
Utilization	97%	98%	96%	98%	98%	98%	95%	96%	95%	93%

Between the comparative first six months, contract drilling revenues increased 67% to $337.3 million with rig utilization increasing to an average of 109.5 drilling rigs operating during the first six months of 2006 compared to an average 99.8 drilling rigs operating in the first six months of 2005.

Commenting on Unit Drilling, Pinkston said: “Customer demand for our drilling rigs remains strong as the nearly 100% utilization of our fleet continues. We have three rigs which were placed into service during the second quarter and four rigs that are currently under construction and expected to be placed into service by the first of December. We continue to receive multiple requests for rigs indicating strong demand through the remainder of 2006 and into 2007.”

EXPLORATION AND PRODUCTION RESULTS
Second quarter production for Unit’s oil and natural gas operations was 359,000 barrels of oil and 10.4 billion cubic feet (Bcf) of natural gas, a 34% equivalent thousand cubic feet (Mcfe) increase from the second quarter of 2005. Exiting the quarter, Unit was producing 142.1 MMcfe per day. Revenues for the second quarter were $82.0 million or 32% higher than 2005’s second quarter. The increase in revenue resulted from record oil production as well as an increase in natural gas production and higher oil prices.

Unit’s average natural gas price for the second quarter of 2006 decreased 8% to $5.76 per thousand cubic feet (Mcf) as compared to $6.27 per Mcf for the second quarter of 2005. Unit’s average oil price for the second quarter of 2006 was $57.11 per barrel compared to $45.79 per barrel for the second quarter of 2005, a 25% increase. The following table illustrates the results of Unit’s consistent production growth and aggressive internal drilling program:

	2nd Qtr 06	1st Qtr 06	4th Qtr 05	3rd Qtr 05	2nd Qtr 05	1st Qtr 05	4th Qtr 04	3rd Qtr 04	2nd Qtr 04	1st Qtr 04
Production, Bcfe	12.6	12.7	11.8	10.0	9.4	9.3	9.0	8.6	8.3	7.6
Realized price, Mcfe	$6.41	$7.36	$9.71	$8.28	$6.49	$6.00	$5.96	$5.31	$5.49	$4.93
Wells Drilled	62	41	57	52	57	26	58	37	39	34
Success Rate	85%	88%	100%	90%	89%	92%	86%	84%	92%	79%

During the first six months of 2006, Unit began drilling operations on 123 wells and completed 103 of those wells with a success rate of 86% compared to the completion of 83 wells with a 90% success rate for the first six months of 2005. Unit also had 20 wells in progress at the end of June 30, 2006.

During the first six months of 2006, oil and natural gas revenues were $176.3 million, an increase of 48% over the same period in 2005. Natural gas production was 21.2 Bcf in the first six months of 2006, while oil production for the same period was 685,000 barrels. Equivalent Mcf production was up 35% over the comparative six month periods. The average natural gas price received increased 7% to $6.41 per Mcf compared to $5.98 per Mcf during the first six months of 2005. The average oil price received was $55.88 per barrel in the first six months of 2006 compared to $45.15 per barrel in 2005, a 24% increase.

Two properties that have contributed significantly to Unit’s strong production growth are the Panola and Segno fields. The Panola field is located in the Arkoma basin in southeast Oklahoma where Unit announced earlier this year the completion of its eighth successful natural gas producer, the Lively #7 (29.78% working interest (WI), 24.78 % net revenue interest (NRI)). The Lively #7 had first natural gas sales on May 2, 2006 at an initial rate of 42.0 MMcfe per day gross. The well continues to produce exceptionally with current production at 53.0 MMcfe per day gross. The current natural gas flow rate from the eight wells in this field totals 149.0 MMcfe per day gross and 28.0 MMcfe per day net. Recent activity includes the drilling of the Scharff #7 (12.62% WI and 9.57% NRI) which has reached total depth and has encountered a thick natural gas pay zone. We anticipate first natural gas production from this well in the next couple of weeks. The north offset to the Lively #7, the Ivey #1 (56.91% WI and 45.24% NRI) is drilling at a depth of 8,000 feet toward an anticipated total depth of 15,000 feet. In addition, a 3-D seismic survey has been conducted and the interpretation of this data should be completed late this year. We are optimistic that the new data will aid us to further develop additional pay sands in the Panola field.

The Segno Field, which is located in Polk County, Texas, was discovered by Unit in early 2003. Since that time, Unit has completed nine successful natural gas wells, all producing from the Wilcox formation. The most recent completion was the BP Fee #2 (100 % WI and 73.75% NRI), which had first natural gas sales on July 18, 2006 at an initial production rate of 3.7 MMcfe per day gross. The current natural gas flow rate from the nine wells in this field is 24.3 MMcfe per day gross and 16.8 MMcfe per day net. Unit currently plans to drill four additional wells in the field this year.

Pinkston said: “We have committed $207.0 million, or 86% of our planned 2006 drilling budget for this segment during the first half of the year. We are confident that we will achieve our objective of drilling 235 wells during 2006.”

GAS GATHERING AND PROCESSING RESULTS
Second quarter 2006 gathering volumes for Unit’s gas gathering and processing operations were 243,399 MMBtu per day, a 100% increase from the second quarter of 2005. The increase in volumes gathered per day is primarily attributable to one system that gathered 148,739 MMBtu and 50,780 MMBtu per day during the second quarter of 2006 and 2005, respectively. Operating profit (as defined below in the financial tables) for the second quarter was $3.0 million or 75% higher than 2005’s second quarter.

Natural gas gathering volumes for the first six months of 2006 were 229,448 MMBtu per day, a 100% increase from the first six months of 2005, while operating profit for the six month period was $5.7 million for 2006 and $3.1 million for the comparative period of 2005, an increase of 83%.

Unit’s gas gathering and processing operations are conducted through Superior Pipeline Company LLC which operates two natural gas treatment plants, owns five processing plants, 37 active gathering systems and 575 miles of pipeline.

Pinkston said: “Our gathering and processing operation is bringing a new processing plant on line and is modifying two existing facilities in order to recover additional natural gas liquids in this strong environment for liquids prices.”

FINANCIAL RESULTS
In addition to the results announced above, Unit ended the quarter with working capital of $75.7 million, long-term debt of $129.7 million, and a debt to capitalization ratio of 12%. As of June 30, Unit has $245.3 million of borrowing capacity based on the borrowing base associated with its credit facility. The remainder of Unit’s 2006 capital expenditure program is anticipated to be paid from cash flow from continuing operations.

WEBCAST
Unit will webcast its second quarter earnings conference call live over the Internet on July 26, 2006 at 11:00 a.m. Eastern Time. To listen to the live call, please go to www.unitcorp.com at least fifteen minutes prior to the start of the call to download and install any necessary audio software. For those who are not available to listen to the live webcast, a replay will be available shortly after the call and will remain on the site for twelve months.

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Unit Corporation is a Tulsa-based, publicly held energy company engaged through its subsidiaries in oil and gas exploration, production, contract drilling and gas gathering and processing. Unit’s Common Stock is listed on the New York Stock Exchange under the symbol UNT. For more information about Unit Corporation, visit its website at http://www.unitcorp.com.
This news release contains forward-looking statements within the meaning of the Securities Litigation Reform Act that involve risks and uncertainties, including the productive capabilities of the wells, future demand for oil and natural gas, future drilling rig utilization and dayrates, the timing of the completion of drilling rigs currently under construction, projected additions and date of service to the company’s drilling rig fleet, projected growth of the company’s oil and natural gas production, oil and gas reserve information, anticipated production rates from company wells, anticipated gas gathering and processing rates, the prospective capabilities of offset acreage, anticipated oil and natural gas prices, the number of wells to be drilled by the company, development, operational, implementation and opportunity risks, and other factors described from time to time in the company’s publicly available SEC reports, which could cause actual results to differ materially from those expected.

Unit Corporation
Selected Financial and Operations Highlights
(In thousands except per share and operations data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Statement of Income:
Revenues:
Contract drilling	$175,908	$105,825	$337,338	$202,506
Oil and natural gas	81,954	61,976	176,280	118,840
Gas gathering and processing	21,720	21,104	47,202	39,334
Other	767	962	2,337	767
Total revenues	280,349	189,867	563,157	361,447

Expenses:
Contract drilling:
Operating costs	79,117	64,298	159,426	127,729
Depreciation	12,845	10,381	24,686	19,991
Oil and natural gas:
Operating costs	18,988	12,590	37,294	25,003
Depreciation, depletion
and amortization	25,041	14,845	49,223	29,277
Gas gathering and processing:
Operating costs	18,717	19,387	41,518	36,221
Depreciation	1,232	727	2,382	1,365
General and administrative	4,402	3,160	8,368	7,131
Interest	1,017	585	2,007	1,272
Total expenses	161,359	125,973	324,904	247,989
Income Before Income Taxes	118,990	63,894	238,253	113,458

Income Tax Expense:
Current	33,141	12,140	63,299	21,557
Deferred	11,032	12,140	25,224	21,557
Total income taxes	44,173	24,280	88,523	43,114

Net Income	$74,817	$39,614	$149,730	$70,344

Net Income per Common Share:
Basic	$1.62	$0.86	$3.24	$1.53
Diluted	$1.61	$0.86	$3.23	$1.53
Weighted Average Common
Shares Outstanding:
Basic	46,228	45,859	46,214	45,829
Diluted	46,443	46,094	46,418	46,063

	June 30,	December 31,
	2006	2005
Balance Sheet Data:
Current assets	$214,328	$223,685
Total assets	$1,598,932	$1,456,195
Current liabilities	$138,669	$172,512
Long-term debt	$129,700	$145,000
Other long-term liabilities	$53,480	$41,981
Deferred income taxes	$284,982	$259,740
Shareholders’ equity	$992,101	$836,962

	Six Months Ended June 30,
	2006	2005
Statement of Cash Flows Data:
Cash Flow From Operations before Changes
in Working Capital (1)	$255,162	$144,729
Net Change in Working Capital	(31,677)	(43,362)
Net Cash Provided by Operating Activities	$223,485	$101,367

Net Cash Used in Investing Activities	$(210,407)	$(109,961)
Net Cash Provided by (Used in)
Financing Activities	$(13,224)	$9,545

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Contract Drilling Operations Data:
Rigs Utilized	110.3	100.3	109.5	99.8
Operating Margins (2)	55%	39%	53%	37%
Operating Profit Before
Depreciation (2) ($MM)	$96.8	$41.5	$177.9	$74.8

Oil and Natural Gas Operations Data:
Production:
Oil - MBbls	359	257	685	537
Natural Gas - MMcf	10,438	7,861	21,150	15,514
Average Prices:
Oil - MBbls	$57.11	$45.79	$55.88	$45.15
Natural Gas - MMcf	$5.76	$6.27	$6.41	$5.98
Operating Profit Before
DD&A (2) ($MM)	$63.0	$49.4	$139.0	$93.8

Gas Gathering and Processing
Operations Data:
Gas Gathering - MMBtu/day	243,399	121,611	229,448	114,472
Gas Processing - MMBtu/day	22,812	31,670	23,212	31,005
Operating Profit Before
Depreciation (2) ($MM)	$3.0	$1.7	$5.7	$3.1
_____________
(1) Unit Corporation considers Unit’s cash flow from operations before changes in working capital an important measure in meeting the performance goals of the company.
(2) Operating profit before depreciation is calculated by taking operating revenues by segment less operating expenses by segment excluding depreciation, depletion, amortization and impairment, general and administrative and interest expense. Operating margins are calculated by dividing operating profit by segment revenue.